 Contact:
 Sarah Cavanaugh
 Director, Corporate Communications
 Point Therapeutics, Inc.
 617-933-7508

Point Therapeutics Announces Resignation of William Whelan from Board of Directors

BOSTON--(BUSINESS WIRE)—January 24, 2007--Point Therapeutics, Inc. (NASDAQ:POTP) today announced that because of his other commitments and responsibilities, William J. Whelan, Jr. has resigned from the Company’s Board of Directors. Mr. Whelan has served on the Board since 1997.

“We are very grateful for Bill’s contributions, advice, and counsel in his 10 years of service to Point, and I am joined by the other directors in wishing him very well,” said Don Kiepert, President, Chairman, and CEO of Point Therapeutics.

About Point Therapeutics, Inc.:
Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in non-small cell lung cancer and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma and in combination with rituximab in advanced chronic lymphocytic leukemia.